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                                              EXHIBIT 99.1


       MLX CORP. COMPLETES MERGER WITH MORTON METALCRAFT HOLDINGS;
         COMBINED COMPANY KNOWN AS MORTON INDUSTRIAL GROUP, INC.

NORCROSS, GA and MORTON, IL - JANUARY 21, 1998 - MLX Corp. (OTC Electronic Bulletin Board: "MLXR") today announced that its merger with Morton Metalcraft Holding Co. ("Morton Metalcraft") of Morton, Illinois was
approved  at a  special meeting  of  MLX shareholders.   The  combined company
will be known as Morton Industrial Group, Inc. ("Morton" or the "Company"). The Company has applied for the listing of its common stock on the Nasdaq SmallCap Market.

William  D. Morton,  Chairman, President  and Chief  Executive  Officer of
Morton Industrial Group, Inc.,  stated:   "With the  merger of  Morton
Metalcraft and MLX Corp., the building blocks to support the successful execution of our long term growth strategy are in place. We desire to be the best contract manufacturer serving the industrial equipment marketplace. During 1998 and beyond, we anticipate gaining additional market share from our customers and will be positioned for external growth from synergistic acquisitions.

Alfred R. Glancy III, Chairman of the Board of Directors of MLX Corp., commented: "Since the sale of its last business in June, 1995, MLX has been seeking an appropriate acquisition that would use its attractive line-up of strategic assets; its federal tax loss carryforward, its cash resources and its public listing. By combining the liquid financial resources of MLX, Inc. with the management objectives of Morton Metalcraft Holding
Co., we believe that the new corporation, Morton Industrial Group, is now positioned to attain greater capacity, specialized skills, critical mass and access to new markets which should result in significant long-term value to our shareholders."

The merger transaction involved a combination of the payment of cash and the issuance of two classes of common stock to Morton's shareholders. With the completion of the transaction, Mr. William D. Morton now owns a controlling interest in the combined company and he and the Morton management group are continuing in their current executive positions.

Morton Metalcraft is a supplier of high-quality fabricated sheet metal components and subassemblies for the off-highway construction, agricultural and industrial equipment markets with annual revenues of approximately $80 million. It provides large original equipment manufacturers (OEMs) with a wide range of products and services in the areas of fabrication, composites, machining and electronics. Over a five-year period, from 1993 to 1997, Morton Metalcraft's sales have grown at an average annual compounded rate of approximately 25 percent.

MLX Corp. based in Norcross, Georgia, is a holding company with no current operating businesses, total assets of approximately $38 million, available cash exceeding $36 million and federal tax loss carry-forwards of approximately $135 million, after December 31, 1997, which expire unevenly through the year 2007.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT of 1995: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements, within the meaning of the Private Securities Litigation
Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including those set forth in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.